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Exhibit 99.2

                               M. Lee Pearce, M.D.

                                                            September 30, 1999

Seal Holdings Corporation
5601 N. Dixie Highway, Suite 411
Fort Lauderdale, Florida 33334


Gentlemen:

                  This letter will confirm my agreement, in connection with consummation of that certain Agreement and Plan of Merger by and among Seal Holdings Corporation, OH, Inc. and OH Acquisition Corp., to make funding available to Seal Holdings Corporation for working capital purposes and to enable Seal to enter into acquisitions and other transactions, all as approved from time to time by the Board of Directors of Seal.

                  The foregoing commitment to provide funding shall be subject to the following terms and conditions:

         Such funding shall be in the form of either direct equity investment or lending arrangements in an aggregate amount not to exceed $10,000,000.

         The form of investment will be as agreed by the Board of Directors of Seal and the undersigned consistent with the best interests of the Corporation and all of its shareholders. In connection therewith, the undersigned acknowledges that the investment shall be structured taking into account all of the relevant factors, including, among other things, dilution to the existing shareholders of Seal.

This commitment is intended to be a binding obligation on the undersigned; provided, however, that the undersigned shall have the right to delegate his obligations hereunder to entities under the control of the undersigned.



                                            Very truly yours,

                                            /s/ M. Lee Pearce, M.D.
                                            -----------------------

                                            M. Lee Pearce, M.D.






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